EXHIBIT 8(m)(iii)
AMENDMENT NO. 1
to
MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT
The MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT (the “Agreement”) made and entered into by and between IL Annuity and Insurance Company (“ILA”) n/k/a Indianapolis Life Insurance Company (“ILICO”) and Ameritas Life Insurance Corp. (“ALIC”), effective as of October 1, 2002, is hereby amended as follows:
1.	The parties understand, acknowledge and agree that ILICO is successor in interest to all of ILA’s rights, interests and obligations under and pursuant to the Agreement. Accordingly, all references in the Agreement to “IL Annuity and Insurance Company” or “ILA” shall be deemed to be references to “Indianapolis Life Insurance Company” or “ILICO,” respectively.

2.	Section 5.1(b)(2) shall be amended by deleting the amount “$74.50” in the second line and inserting in lieu thereof the amount “$95.00.”

3.	Section 5.1(b)(3) shall be deleted in its entirety and replaced with the following:

Commencing on January 1, 2006, and on each January 1st thereafter, the per policy fee for the then current calendar year for the Basic Services will be the per policy fee for the Basic Services for the year just ended adjusted by the percentage increase or decrease in the CPI for December of the year just prior to January 1st from December of the year before that.

4.	Section 7.1 shall be deleted in its entirety and replaced with the following:

This Agreement shall take effect on October 1, 2002 and shall have an initial term that ends on December 31, 2010. The term of this Agreement shall automatically renew for a five year term ending on December 31, 2015 unless ILICO gives ALIC written notice of non-renewal at least 180 days prior to the end of the initial term. At the end of the initial term, if a notice of non-renewal is given, or at the end of the renewal term, this Agreement shall terminate.

5.	Section 7.2(c) shall be deleted in its entirety.

6.	The notice address for ILA in section 8.1 shall be deleted in its entirety and replaced with the following:

Michael H. Miller, Vice President, Indianapolis Life Insurance Company, c/o AmerUs Annuity Group, One AmVestors Place, 555 South Kansas Avenue, Topeka, KS 66603, with a copy to General Counsel, Indianapolis Life Insurance Company, 611 5th Avenue, Des Moines, IA,50309.

     This Amendment is dated and shall be effective as of October 1, 2005.

AMERITAS LIFE INSURANCE CORP.
By:	/s/ JoAnn M. Martin
	Name:	JoAnn M. Martin
	Title:	President & CEO

By:	/s/ Donald R. Stading
	Name:	Donald R. Stading
	Title:	Sr. V.P., Sec. & Corp. General Counsel

INDIANAPOLIS LIFE INSURANCE COMPANY
By:	/s/ Siva I. Patham
	Name:	Siva I. Patham
	Title:	SVP

By:	/s/ Gary R. McPhail
	Name:	Gary R. McPhail
	Title:	President

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